                                                                    Exhibit 12.0

California Energy Company, Inc.
Ratio of Earnings to Fixed Charges

(dollars in thousands except ratios)

                               1993       1992       1991       1990       1989
                             ---------  ---------  ---------  ---------  ---------
Pre-tax income from
 continuing operations        $61,258    $50,732    $34,866    $15,565   $ 13,051
                              -------    -------    -------    -------   --------
Capitalized interest net
 of amortization               (6,174)    (5,202)    (4,979)    (4,565)   (12,405)
                              -------    -------    -------    -------   --------
                               55,084     45,530     29,887     11,000        646
                              -------    -------    -------    -------   --------
Fixed Charges:
 Interest expense and
 amortization of deferred
 finance charges on all
 indebtedness                  30,205     20,459     29,814     35,369     27,870
Interest portion of
 lease rentals                    247        253        217        677        668
                              -------    -------    -------    -------   --------
Total fixed charges            30,452     20,712     30,031     36,046     28,538
                              -------    -------    -------    -------   --------
Earnings before income
 taxes, and fixed charges     $85,536    $66,242    $59,918    $47,046   $ 29,184
                              -------    -------    -------    -------   --------
Ratio of earnings
 to fixed charges               2.809      3.198      1.995      1.305      1.023
                              =======    =======    =======    =======   ========

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